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                                                                     Exhibit 5.1


                                November 20, 1998


Platinum Software Corporation
195 Technology
Irvine, California  92618-2402

        RE:  REGISTRATION STATEMENT ON FORM S-8
             ----------------------------------

Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") to be issued pursuant to your 1998 Nonqualified Stock Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

        It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany grants under the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation

                                            /s/ Wilson Sonsini Goodrich & Rosati